Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

WISDOMTREE INVESTMENTS, INC.

WisdomTree Investments, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on November 12, 2017:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of preferred stock, par value $0.01 per share, of the Corporation designated as Series A Non-Voting Convertible Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

1.    Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series A Non-Voting Convertible Preferred Stock” (the “Preferred Shares”). The authorized number of Preferred Shares shall be Fourteen Thousand Seven Hundred Fifty (14,750). Each Preferred Share shall have a par value of $0.01. Capitalized terms not defined herein shall have the meaning as set forth in Section 14 below.

2.    Ranking. The Preferred Shares shall rank junior with regard to dividends, distributions and payments to the Senior Stock. The Preferred Shares shall have the same priority, with regard to dividends, distributions and payments as the Common Stock.

3.    Dividends. From and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), the holder of Preferred Shares (“Holder”) shall be entitled to receive any dividends (“Dividends”) in accordance with Section 4(f) or Section 8 below.

4.    Conversion; Change of Control. At any time after the Initial Issuance Date, each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below), on the terms and conditions set forth in this Section 4.

(a)    Holder’s Conversion Right. Subject to the provisions of Section 4(d), at any time or times on or after the Initial Issuance Date, Holder shall be entitled to convert any portion of the outstanding Preferred Shares held by Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock to the nearest whole share. Holder shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to any transfer of Preferred Shares or transfer of any Common Stock issuable upon conversion of any Preferred Shares.

(b)    Conversion Rate. Each Preferred Share shall be convertible into One Thousand (1,000) shares of Common Stock (the “Conversion Rate”) upon any conversion pursuant to Section 4(a), subject to adjustment as provided herein:

(c)    Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i)     Optional Conversion. To convert a Preferred Share into shares of Common Stock on any date (a “Conversion Date”), Holder shall deliver (via facsimile or electronic mail), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. If required by Section 4(c)(ii), within two (2) Trading Days following a conversion of any such Preferred Shares as aforesaid, Holder shall surrender to the Corporation the original certificates, if any, representing the Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid (or an indemnification undertaking with respect to the Preferred Shares in the case of its loss, theft or destruction as contemplated by Section 9(b)). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Corporation shall transmit by facsimile or electronic mail an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to Holder and the Corporation’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable Conversion Date of such shares of Common Stock issuable pursuant to such Conversion Notice), the Corporation shall (1) provided that the Transfer Agent is participating in The Depository Trust Corporation’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which Holder shall be entitled to Holder’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of Holder or its designee, for the number of shares of Common Stock to which Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(ii) is greater than the number of Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than two (2) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to Holder a new Preferred Share Certificate (in accordance with Section 9(c)) representing the number of Preferred Shares not converted.

(ii)     Registration; Book-Entry. At the time of issuance of any Preferred Shares hereunder, Holder may, by written request (including by electronic-mail) to the Corporation, elect to receive such Preferred Shares in the form of one or more Preferred Share Certificates or in Book-Entry form. The Corporation (or the Transfer Agent, as custodian for the Preferred Shares) shall maintain a register (the “Register”) for the recordation of the name and address of Holder and whether the Preferred Shares are held by Holder in Preferred Share Certificates or in Book-Entry form. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. Notwithstanding anything to the contrary set forth in this Section 4, following conversion of any Preferred Shares in accordance with the terms hereof, Holder shall not be required to physically surrender such Preferred Shares held in the form of a Preferred Share Certificate to the Corporation unless (A) the full or remaining number of Preferred Shares represented by the applicable Preferred Share Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 4(c)(ii)) or (B) Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of the applicable Preferred Share Certificate. In the event of any dispute or discrepancy, the records of the Corporation establishing the number of Preferred Shares to which Holder is entitled shall be controlling and determinative in the absence of manifest error. Each Preferred Share Certificate shall bear the following legend:

THE SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE NOT TRANSFERABLE, OTHER THAN BY THE ISSUER OR AN AFFILIATE OF THE ISSUER. THE NUMBER OF SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(ii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER, UPON REQUEST AND WITHOUT CHARGE, A FULL STATEMENT OF

THE DESIGNATIONS, POWERS, RIGHTS, PREFERENCES, QUALIFICATIONS, RESTRICTIONS AND LIMITATIONS OF THE SHARES OF EACH CLASS AND SERIES OF THE CAPITAL STOCK OF THE CORPORATION AUTHORIZED TO BE ISSUED SO FAR AS THE SAME HAVE BEEN DETERMINED. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE CORPORATION.

(d)    Limitation on Beneficial Ownership.

(i) Subject to paragraph 4(d)(ii), the Corporation shall not effect the conversion of any of the Preferred Shares held by Holder, and Holder shall not have the right to convert any of the Preferred Shares held by Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by Holder and the other Attribution Parties shall include the number of shares of Common Stock held by Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any convertible notes, convertible preferred stock or warrants) beneficially owned by Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(d)(i). For purposes of this Section 4(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock Holder may acquire upon the conversion of such Preferred Shares without exceeding the Maximum Percentage, Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Corporation receives a Conversion Notice from Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported

Outstanding Share Number, the Corporation shall notify Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause Holder’s and the other Attribution Parties’ beneficial ownership, as determined pursuant to this Section 4(d)(i), to exceed the Maximum Percentage, Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written request of Holder, the Corporation shall within two (2) Business Days confirm orally and in writing or by electronic mail to Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Preferred Shares, by Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to Holder upon conversion of such Preferred Shares results in Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and neither Holder nor the other Attribution Parties shall have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by Holder together with the other Attribution Parties for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert such Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(d)(i) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(d)(i) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived.

(ii) Principal Market Regulation. The Corporation shall not issue any shares of Common Stock upon conversion of any Preferred Shares or otherwise pursuant to the terms of this Certificate of Designations if the issuance of such shares of Common Stock, plus the Exempt Offering Shares, would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the Preferred Shares under Rule 5635(a) of the listing rules of the Nasdaq Stock Market (the number of shares which may be issued without violating such rule, the “Exchange Cap”), except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by the applicable rules of the Nasdaq Capital Market for issuances of shares of Common Stock in excess of such amount (the “Nasdaq Approval”).

(e)    Change of Control.

(i)     General. If at any time on or after the Initial Issuance Date a Change of Control is consummated, the Holder will be entitled to be paid such amount per Preferred Share as would have been payable in respect of each Preferred Share outstanding immediately prior to the consummation of such Change of Control had each such Preferred Share been converted into Common Stock pursuant to Section 4(a) immediately prior to the consummation of such Change of Control (the “Change of Control Payment”).

(ii) Notwithstanding the foregoing, if at any time on or after the Initial Issuance Date a Change of Control is consummated and the Holder does not receive the Change of Control Payment pursuant to Section 4(e)(i), the Holder will not be entitled to be paid the Change of Control Payment, and in lieu of the Change of Control Payment the Holder shall have the right to redeem the Preferred Shares in accordance with Section 5(c) below (the “Backstop Redemption Triggering Event”).

(f)    Adjustment of Conversion Rate upon Subdivision or Combination of Common Stock or Fundamental Transaction.

(i) Without limiting any provision of Section 8, if the Corporation at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be proportionately increased. Without limiting any provision of Section 8, if the Corporation at any time on or after the Initial Issuance Date combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will be proportionately decreased. Any adjustment pursuant to this Section 4(f) shall become effective immediately after the effective date of such subdivision or combination.

(ii) If at any time, or from time to time, on or after the Initial Issuance Date a Fundamental Transaction is consummated (other than a Change of Control) in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, as a condition of such Fundamental Transaction, lawful and adequate provisions shall be made whereby the Holder shall have the right to receive for each share of Common Stock that would have been issuable upon conversion of the Preferred Shares pursuant to this Certificate of Designations immediately prior to the consummation of such Fundamental Transaction (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares), the kind and amount of stock, securities, cash or assets receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock into which the Preferred Shares are convertible pursuant to this Certificate of Designations immediately prior to such Fundamental Transaction (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

5.    Redemption.

(a)    Redemption Right. Subject to Section 5(d), if the Corporation shall have failed to obtain the Nasdaq Approval at, or prior to, the Triggering Event Date, Holder shall have the right (the “Redemption Right”) beginning on the date following the Triggering Event Date and ending on the earlier to occur of: (i) the second (2nd) anniversary of the Triggering Event Date; or (ii) the date on which the Corporation shall have obtained the Nasdaq Approval to require the Corporation to redeem all of the Preferred Shares then held by Holder that are convertible into a number of shares of Common Stock that exceeds the Exchange Cap by delivering written notice thereof to the Corporation (the “Redemption Notice”) together with the applicable Preferred Share Certificates, if any, which Redemption Notice shall indicate that Holder is electing to redeem all of such Preferred Shares. Each of the Preferred Shares subject to redemption by the Corporation pursuant to this Section 5(a) shall be redeemed by the Corporation at a price equal to the Redemption Price. Payment of the Redemption Price required by this Section 5(a) shall be made in accordance with the provisions of Section 5(b) and Section 5(d). Notwithstanding anything to the contrary in this Section 5(a), but subject to Section 4(d), until the Redemption Price for each Preferred Share is paid in full, the Preferred Shares that have not been so redeemed under this Section 5(a) may be converted, in whole or in part, by Holder into Common Stock pursuant to Section 4(a); provided, that the Corporation shall not be obligated to pay Holder the Redemption Price in respect of any Preferred Shares so converted into shares of Common Stock. Holder’s right to exercise the Redemption Right and receive the Redemption Price in accordance with this Section 5 shall be Holder’s sole and exclusive remedy against the Corporation, its Affiliates and any other Person, and Holder shall be deemed to have waived all other remedies (including equitable remedies), with respect to any failure by the Corporation to obtain the Nasdaq Approval.

(b)    Redemption Mechanics. If Holder submits a Redemption Notice in accordance with Section 5(a), the Corporation shall pay Holder an amount equal to one twelfth (1/12th) of the aggregate Redemption Price payable in respect of all Preferred Shares to be redeemed pursuant to Section 5(a) by wire transfer of immediately available funds to the account(s) designated in the Redemption Notice (each, a “Quarterly Redemption Payment”) as soon as reasonably practicable, but in no event later than ten (10) Business Days, following the last day of each of the Corporation’s twelve (12) fiscal quarters that begin on a date following the date of the Redemption Notice (each, a

“Quarterly Redemption Payment Date”). Upon payment of any Quarterly Redemption Payment, a number of Preferred Shares equal to the quotient of: (i) such Quarterly Redemption Payment; divided by (ii) the Redemption Price, will be automatically cancelled without any further action on the part of the Corporation, Holder or any other Person and such cancelled Preferred Shares shall no longer be issued and outstanding shares of capital stock of the Corporation. In the event that the Corporation does not pay to Holder any Quarterly Redemption Payment in full within the time period required for any reason (including, without limitation, to the extent such payment is prohibited pursuant to Section 5(d) or applicable law), at any time thereafter and until the Corporation pays such unpaid Quarterly Redemption Payment in full, Holder shall have the option, in lieu of redemption, to require the Corporation to promptly return to Holder all or any of the Preferred Shares that were submitted for redemption and for which the applicable Quarterly Redemption Payment has not been paid. Upon the Corporation’s receipt of such notice, (A) the Redemption Notice shall be null and void with respect to such Preferred Shares, and (B) the Corporation shall immediately return the applicable Preferred Share Certificate, or issue a new Preferred Share Certificate (in accordance with Section 8(d)), to Holder (unless the Preferred Shares are held in Book-Entry form, in which case the Corporation shall deliver evidence to Holder that a Book-Entry for such Preferred Shares then exists).

(c)    Other Redemption Right.

(i) Subject to Section 5(d), if as of any Conversion Date, the number of shares of Common Stock authorized by the Corporation’s certificate of incorporation is insufficient to permit the Corporation to convert all of the Preferred Shares requested by Holder in the applicable Conversion Notice to be converted into shares of Common Stock, Holder shall have the right (the “Authorized Share Redemption Right”) beginning on the date following the applicable Conversion Date and ending on the date on which the Corporation’s certificate of incorporation authorizes a sufficient number of shares of Common Stock to permit the Corporation to convert all of the Preferred Shares then-outstanding into shares of Common Stock, to require the Corporation to redeem all of the Preferred Shares set forth in the applicable Conversion Notice that have not been converted to shares of Common Stock on the applicable Conversion Date (the “Authorized Shares Preferred Shares”) by delivering written notice thereof to the Corporation (the “Authorized Shares Redemption Notice”) together with the applicable Preferred Share Certificates, if any.

(ii) Subject to Section 5(d), if as of any Conversion Date, in the event that a Backstop Redemption Triggering Event has occurred, Holder shall have the right (the “Backstop Redemption Right”, and together with the Authorized Share Redemption Right, the “Other Redemption Right”) beginning on the date following the consummation of the applicable Change of Control and ending on the two (2) year anniversary of the consummation of such Change of Control, to require the

Corporation to redeem all of the Preferred Shares (the “Backstop Preferred Shares”, and together with the Authorized Share Preferred Shares, the “Other Preferred Shares”) by delivering written notice thereof to the Corporation (the “Backstop Redemption Notice”, and together with the Authorized Share Redemption Notice, the “Other Redemption Notice”) together with the applicable Preferred Share Certificates, if any.

(iii) Each Other Redemption Notice shall indicate that Holder is electing to redeem all of such Other Preferred Shares. Each of the Other Preferred Shares subject to redemption by the Corporation pursuant to this Section 5(c) shall be redeemed by the Corporation at a price equal to the Redemption Price. Payment of the Redemption Price required by this Section 5(c) shall be made by wire transfer of immediately available funds to the account(s) designated in the Other Redemption Notice (each, an “Other Redemption Payment”) as soon as reasonably practicable, but in no event later than ten (10) Business Days, following the last day of the Corporation’s first (1st) quarter that begins on a date following the date of the Other Redemption Notice (each, an “Other Redemption Payment Date”). Notwithstanding anything to the contrary in this Section 5(c), but subject to Section 4(d), until the Redemption Price for each Other Preferred Share is paid in full, the Other Preferred Shares that have not been so redeemed under this Section 5(c) may be converted, in whole or in part, by Holder into Common Stock pursuant to Section 4(a) if the Corporation has obtained stockholder approval to increase the number of shares of Common Stock authorized by the Corporation’s certificate of incorporation to permit such conversion; provided, that the Corporation shall not be obligated to pay Holder the Redemption Price in respect of any Other Preferred Shares so converted into shares of Common Stock. Holder’s right to exercise the Other Redemption Right and receive the Redemption Price in accordance with this Section 5(c) shall be Holder’s sole and exclusive remedy against the Corporation, its Affiliates and any other Person, and Holder shall be deemed to have waived all other remedies (including equitable remedies), with respect to any failure by the Corporation to convert any of the Other Preferred Shares into shares of Common Stock. Upon payment of the applicable Other Redemption Payment for any Other Preferred Shares, a number of Other Preferred Shares equal to the quotient of: (i) such Other Redemption Payment; divided by (ii) the Redemption Price, will be automatically cancelled without any further action on the part of the Corporation, Holder or any other Person and such cancelled Other Preferred Shares shall no longer be issued and outstanding shares of capital stock of the Corporation. In the event that the Corporation does not pay to Holder any Other Redemption Payment in respect of any Other Preferred Shares in full within the time period required for any reason (including, without limitation, to the extent such payment is prohibited pursuant to Section 5(d) or applicable law), at any time thereafter and until the Corporation pays such unpaid Other

Redemption Payment in full, Holder shall have the option, in lieu of redemption, to require the Corporation to promptly return to Holder all or any of the Other Preferred Shares that were submitted for redemption and for which the applicable Other Redemption Payment has not been paid. Upon the Corporation’s receipt of such notice, (A) the Other Redemption Notice shall be null and void with respect to such Other Preferred Shares, and (B) the Corporation shall immediately return the applicable Preferred Share Certificate, or issue a new Preferred Share Certificate (in accordance with Section 9(c)), to Holder (unless the Preferred Shares are held in Book-Entry form, in which case the Corporation shall deliver evidence to Holder that a Book-Entry for such Other Preferred Shares then exists).

(d)    Senior Debt Obligations. Notwithstanding anything in this Certificate of Designations to the contrary, the Corporation shall not be obligated to make any Quarterly Redemption Payment or Other Redemption Payment (each, a “Redemption Payment”), to the extent the payment of such Redemption Payment would be a breach of any covenant or obligation owed by the Corporation to any of its secured creditors or is otherwise prohibited by applicable law.

(e)    Interest. Each Redemption Payment shall accrue interest from the date of the applicable Redemption Notice or Other Redemption Notice until the date such Redemption Payment is paid at an annual interest rate equal to the annual interest rate calculated by determining the yield on a 5-year U.S. treasury note on the date of the applicable Redemption Notice or Other Redemption Notice, plus two percent (2%) (the “Base Interest Rate”). Upon the written request of Holder, the Corporation shall within two (2) Business Days confirm orally and in writing or by electronic mail to Holder the Base Interest Rate applicable to each Redemption Payment. In the event that any Redemption Payment is not paid when due pursuant to Section 5(b) or Section 5(c) (including by reason of Section 5(d)), the applicable Redemption Payment shall accrue, in addition to the Base Interest Rate, interest from the applicable Quarterly Redemption Payment Date or Other Redemption Payment Date until the date such Redemption Payment is paid at an annual interest rate equal to two percent (2%).

6.    Voting Rights. Holders of Preferred Shares shall have no voting rights.

7.    Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, Holder shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, after any amount that is required to be paid to the Senior Stock, the amount per share Holder would receive if Holder converted all of the Preferred Shares held by Holder into Common Stock immediately prior to the date of such payment.

8.    Distribution of Assets. If the Corporation shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then Holder, as a holder of Preferred Shares, will be entitled to such Distributions as if Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that Holder’s right to participate in any such Distribution would result in Holder and the other Attribution Parties exceeding the Maximum Percentage or the Exchange Cap having been exceeded, then Holder shall not be entitled to participate in such Distribution (other than a Distribution of cash) to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for Holder until such time or times as its right thereto would not result in Holder and the other Attribution Parties exceeding the Maximum Percentage or the Exchange Cap having been exceeded, as applicable, at which time or times, if any, Holder shall be granted such rights (and any rights under this Section 8 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

9.    Reissuance of Preferred Share Certificates and Book Entries.

(a)    Transferability. The Preferred Shares shall not be transferable except by the Corporation or an Affiliate of the Corporation.

(b)    Lost, Stolen or Mutilated Preferred Share Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Preferred Share Certificate, and, in the case of loss, theft or destruction, of any indemnification undertaking by Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of such Preferred Share Certificate, the Corporation shall execute and deliver to Holder a new Preferred Share Certificate (in accordance with Section 9(c)) representing the applicable outstanding number of Preferred Shares.

(c)    Issuance of New Preferred Share Certificate or Book-Entry. Whenever the Corporation is required to issue a new Preferred Share Certificate or a new Book-Entry pursuant to the terms of this Certificate of Designations, such new Preferred Share Certificate or new Book-Entry (i) shall represent, as indicated on the face of such Preferred Share Certificate or in such Book-Entry, as applicable, the number of Preferred Shares remaining outstanding which, when added to the number of Preferred Shares represented by the other new Preferred Share Certificates or other new Book-Entry, as applicable, issued in connection with such issuance, does not exceed the number of Preferred Shares remaining outstanding under the original Preferred Share Certificate or original Book-Entry, as applicable, immediately prior to such issuance of new Preferred Share Certificate or new Book-Entry, as applicable, and (ii) shall have an issuance date, as indicated on the face of such new Preferred Share Certificate or in such new Book-Entry, as applicable, which is the same as the issuance date of the original Preferred Share Certificate or in such original Book-Entry, as applicable.

10.    Construction; Headings. This Certificate of Designations shall be deemed to be jointly drafted by the Corporation and Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Certificate of Designations are for convenience of reference and shall not form part of, or affect the interpretation of, this Certificate of Designations. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Certificate of Designations instead of just the provision in which they are found. Unless expressly indicated otherwise, all section references are to sections of this Certificate of Designations.

11.    Notices. The Corporation shall provide Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or by electronic mail; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same, as follows:

(i)     if to the Corporation, to:

WisdomTree Investments, Inc.

245 Park Avenue, 35th Floor

New York, NY 10167

Attention: Chief Legal Officer or General Counsel

Email: legalnotice@wisdomtree.com

Facsimile: (917) 267-3851

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Jocelyn Arel

Email: jarel@goodwinlaw.com

Facsimile: (617) 321-4344

Goodwin Procter LLP

901 New York Avenue, N.W.

Washington, D.C. 20001

Attention: James A. Hutchinson

Email: JHutchinson@goodwinlaw.com

Facsimile: (202) 346-4444

(ii) if to Holder in accordance with the address, facsimile number and/or e-mail address of Holder set forth on the books and records of the Corporation; or to such other address, facsimile number and/or e-mail address and/or to the attention of such Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

12.    Governing Law. This Certificate of Designations shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designations shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Each of the Corporation and Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE CORPORATION AND HOLDER HEREBY IRREVOCABLY WAIVE ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS CERTIFICATE OF DESIGNATIONS OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.    Severability. If any provision of this Certificate of Designations is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Certificate of Designations so long as this Certificate of Designations as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

14.    Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)    “Affiliate” or “Affiliated” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote ten percent (10%) or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b)    “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Initial Issuance Date, directly or indirectly managed or advised by Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of Holder, or any of the foregoing, in each case other than the Excluded Parties, (iii) any Person acting or who could be deemed to be acting as a Group together with Holder or any of the foregoing, and (iv) any other Persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively Holder and all other Attribution Parties to the Maximum Percentage.

(c)    “Book-Entry” means each entry on the Register evidencing one or more Preferred Shares held by Holder in lieu of a Preferred Share Certificate issuable hereunder.

(d)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)    “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are the holders of more than 50% of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or (iii) any Continuing Transaction.

(f)    “Common Stock” means (i) the Corporation’s shares of common stock, $0.01 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(g)    “Common Stock Equivalents” means any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

(h)    “Continuing Transaction” means any event, transaction or series of related transactions or events which result in: (i) the Current CEO continuing to serve as the Chief Executive Officer of the combined or resulting entity immediately following the consummation of such event, transaction or series of related transactions or events; or (ii) a majority of the Board of Directors of the Corporation or the combined or resulting entity immediately following the consummation of such event, transaction or series of related transactions or events being comprised of Current Directors. By way of example, for purposes of clause (ii) of this definition of Continuing Transaction, if the Board as of the date of this Certificate of Designations is comprised of an even number of directors, then less than 50% of the Current Directors must no longer be serving as members of the Board before any event, transaction or series of related transactions or events could not be deemed to be a Continuing Transaction.

(i)    “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(j)    “Current CEO” means the Chief Executive Officer of the Company as of November 12, 2017.

(k)    “Current Director” means each member of the Board as of the date of this Certificate of Designations and the first individual elected and qualified to fill the Class III Board seat that is vacant as of the date of this Certificate of Designations.

(l)    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(m)    “Excluded Exempt Offering Shares” means, as of any Conversion Date, any Exempt Offering Shares that have not been issued by the Corporation by the Triggering Event Date; provided, however, that Excluded Exempt Offering Shares shall not include any Exempt Offering Shares issued by the Corporation after the Triggering Event Date if in the reasonable opinion of the Corporation and its counsel the issuance of such Exempt Offering Shares would be deemed to be “integrated” with the offering of the Consideration Shares (as defined in the Purchase Agreement) for purposes of United States securities laws.

(n)    “Excluded Parties” means: (i) Financial Technology Ventures II (Q), LP and Millennium Technology Value Partners II Holdings, L.P; and (ii) any Affiliate of the Persons referred to in clause (i) other than Holder or any of its Affiliates (other than the Persons referred to in clause (i)).

(o)    “Exempt Offering Shares” means, as of any Conversion Date, shares of Common Stock or Common Stock Equivalents representing an aggregate of up to four million (4,000,000) shares of Common Stock, less any Excluded Exempt Offering Shares.

(p)    “Fundamental Transaction” means (i) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Subject Entity, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to one or more Subject Entities, or (C) make, or allow one or more Subject Entities to make, or allow the Corporation to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (E) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Corporation shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (A) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (B) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Certificate of Designations calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (C) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Corporation sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Corporation to surrender their shares of Common Stock without approval of the shareholders of the Corporation or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(q)    “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(r)    “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, taken as a whole.

(s)    “Person” means any individual, limited liability company, partnership, firm, corporation, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any Group.

(t)    “Principal Market” means the NASDAQ Global Select Market.

(u)    “Purchase Agreement” means the Share Sale Agreement related to Electra Target Holdco Limited, dated as of November 13, 2017, by and among Holder, WisdomTree International Holdings Ltd and the Corporation.

(v)    “Redemption Price” means an amount equal to the product of: (i) the VWAP; multiplied by (ii) the Conversion Rate.

(w)    “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(x)    “Senior Stock” means any class or series of capital stock of the Corporation the terms of which expressly provide that such class or series will rank senior to the Common Stock or the Preferred Shares as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

(y)    “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(z)    “Trading Day” means any day on which the Nasdaq Capital Market (or any successor thereto) is open for trading of securities.

(aa)    “Triggering Event Date” means December 31, 2018; provided, however, that if the Completion Date occurs on or after June 15, 2018, Triggering Event Date shall mean March 31, 2019.

(bb)    “VWAP” means the dollar volume-weighted average price for a share of Common Stock on the Principal Market (or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded) as quoted by Bloomberg, LP for the thirty (30) Trading Day period ending on: (i) the Triggering Event Date in the event of a redemption pursuant to Section 5(a); or (ii) the applicable Conversion Date in the event of a redemption pursuant to Section 5(c), subject to appropriate adjustment for any stock split, stock dividend, stock combination, recapitalization or other similar transaction during such period.

15.    Amendments. At any time when any Preferred Shares are outstanding, without the affirmative consent of the Holder, the Corporation will not amend, alter or repeal its Amended and Restated Certificate of Incorporation or this Certificate of Designations in a manner that is adverse to the rights, preferences or privileges of the Preferred Shares.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series A Non-Voting Convertible Preferred Stock of WisdomTree Investments, Inc. to be signed by its President and Chief Executive Officer on this 10th day of April, 2018.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan Steinberg
Name: Jonathan Steinberg Title: President and Chief Executive Officer

EXHIBIT I

CONVERSION NOTICE

Reference is made to the Certificate of Designations (the “Certificate of Designations”) of the Series A Non-Voting Convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares”), of WisdomTree Investments, Inc. (the “Corporation”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of Preferred Shares of the Corporation, indicated below into shares of common stock, $0.01 value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Preferred Shares to be converted

Please issue the Common Stock into which the applicable Preferred Shares are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Date:	,

Name of Registered Holder

By:
Name: Title:

Tax ID:

Facsimile:

E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs                          to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated                     , 20     from the Corporation and acknowledged and agreed to by                                 .

WISDOMTREE INVESTMENTS, INC.

By:
Name: Title: